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                                                                    EXHIBIT 10.2



                               Assignment Letter
                               -----------------



Subject:  Assignment to Australia


Dear Charles W. Chabot:

Congratulations on your acceptance of this opportunity to advance your career as an important member of our Genesee & Wyoming Australia Pty. Ltd. (GWIA) management team.

This letter confirms our mutual agreement on the terms and conditions of your assignment to Australia in the position of Chief Executive Officer of GWIA. This assignment is effective November 1, 1997. For planning purposes, the intended duration of your assignment is two years. Of course, this period may be shortened or lengthened at the Company's discretion based on the current circumstances. You will be located in Kilburn, South Australia and will report directly to Mortimer B. Fuller III, Chairman and Chief Executive Officer of Genesee & Wyoming Inc. (GWI).

This agreement is contingent upon your obtaining appropriate government clearances, visas and work permits. The Company will assist you in obtaining these documents. In addition, it is recommended for you to meet with a medical doctor to have a physical examination for all members of the family to ensure that appropriate medical care for specific conditions or needs to stabilize a condition are available in the host location. This contract is effective only after you sign and return the attached copy of this letter acknowledging your acceptance and understanding of the provisions contained in this document.

Compensation
------------
You will be on a U.S. salary base while on your foreign assignment. Your base salary will be U.S. $200,000 per year.

You will be eligible for consideration for a bonus in Australia based on operating performance, up to 50% of salary in US dollar equivalent.

In addition to the above salary, you and your spouse will receive a foreign living allowance, as defined in the Australian tax code.

You will be provided with a furnished house or apartment in Adelaide, South Australia.

Payments in addition to those indicated above may be required as a result of local legal regulations. Any payments received due to mandated local legal requirements, such as profit sharing, etc., are repayable to the Company or will be deducted from future salary payment to be made to you, to the extent permitted by any such local legal regulation.


Method of payment
-----------------
A portion of your compensation (permitted Australian allowance) will be paid to you in host location currency by GWIA. The balance of your compensation will be paid to you in United States currency by Genesee & Wyoming Railroad Services, Inc.
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Payments made to you in U.S. dollars will be deposited in a bank of your choice according to instructions you are to submit to our Human Resources Department in Rochester, New York.

Home base
---------
Your home base will be considered to be the state from which you have relocated. This home base will remain in effect during your entire international assignment, unless justifiably changed with the approval of the Human Resources Department. If there are changes in circumstances that would warrant a change in home base, please alert the Human Resources Department and the designation of home base will be reviewed. GWI must grant approval for any changes to your home base.

Automobile
----------
You will be provided a car in addition to a Company vehicle for this international assignment.

Vacation and home leave
-----------------------
During your international assignment, you will be eligible for four weeks of vacation each year. You are eligible to take some or all of your vacation as home leave. Your first home leave cannot begin until six months after you start this new assignment. Travel time to and from the home base and time spent on Company business during this trip are not included in home leave time.

Each year the Company will reimburse you for actual air travel expense up to four business class round-trip tickets (two per couple per year) to the United States to your home base by the most direct route

Home leave approvals will be at the discretion of your immediate supervisor.

Stock Options
-------------

If GWIA goes public, you will be granted a generous stock option package on shares of GWIA. The package will be similar to packages offered by Wisconsin Central to senior expatriate executives in New Zealand and Great Britain.

Job Location Assistance
-----------------------

Assistance will be provided to Jean Chabot, your wife, in locating a position in Adelaide with either GWIA or another company.

Income taxes
------------

In order to minimize or eliminate any positive or negative income tax differentials due to your international assignment, the company will tax equalize you for the period that you are in Australia. Under this tax equalization policy, the company will reimburse you or pay on your behalf, actual US and Australian income tax in excess of your hypothetical or "stay-at-home" tax. You will be responsible for federal, state and Railroad Retirement hypothetical taxes calculated on your base compensation, bonus and personal income/deductions as if you had remained in the US, and as if you were a resident of your home state.

An estimated hypothetical tax will be calculated by Arthur Andersen LLP on your base salary (net of estimated 401(k) contribution) taking into account your expected personal circumstances for your
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assignment term and in accordance with current company policy. This tax will be deducted from your paychecks. Any bonus or incentive award you may receive, is also subject to a hypothetical deduction which will be determined at the time of payment.

Actual US Railroad Retirement taxes will continue to be withheld on your base salary and any bonus, subject to applicable limitations.

The hypothetical tax may need to be adjusted from time to time due to changes in base compensation, change in personal circumstances, or tax changes made by the US government. In addition, hypothetical tax will be retained from your bonus or other incentive compensation, at the time of payment, calculated in accordance with company policy.

Consistent with company policy, any other amounts paid to you, or on your behalf, in connection with your international assignment are not subject to hypothetical tax.

When your actual tax returns are prepared, your hypothetical tax will be recalculated using actual amounts, allowing for a true-up of payments between you and the company. Because the company is undertaking the obligation to pay actual federal, state and foreign income taxes in excess of your hypothetical tax obligations, any refunds will also be taken into account in determining the annual tax equalization settlement. The tax equalization settlement will determine any sharing of the refund.

If you terminate employment during your assignment, the actual tax liabilities which the company will reimburse or otherwise assume will be limited to the lesser of the actual taxes incurred until termination or the tax that would have been incurred had the assignment terminated and you repatriated to the US. at that time.

If it is established that a foreign tax credit, alternative minimum tax credit, net operating loss, or other carryover resulting from your international assignment is available and to the extent that the carryover results in a reduction of US taxes in prior or future years, the amount of such reductions must be repaid to the company. These carryovers could affect pre-or post assignment years.

Taxes covered under the company's tax equalization policy include US, foreign and local taxes, including provincial, state and municipal taxes. The policy does not include property, estate, inheritance and transfer taxes, value-added, sales or other similar taxes or duties not directly related to income.

The company will not be responsible for gains or losses recognized as a result of the sale of a residence. To the extent that the employee has personal income (from non-Company sources) of a significant or extraordinary amount, that personal income will not be subject to tax equalization.

The company will reimburse you the reasonable costs of US, foreign and local income tax return preparation by an office of Arthur Andersen LLP. The tax consultant maintains a professional relationship with you with respect to details of tax return information and provides the company with only the net results of the tax calculations necessary to ensure proper implementation of the tax equalization policy. You will be expected to maintain adequate personal income tax records to insure availability of data required for the accurate and timely preparation and filing of all US and host country income tax returns.
You will be responsible for any interest and penalties incurred due to late filing or late payment caused by you.
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Benefits
--------
You are covered under your home country benefit program. This program includes, but is not limited to, health coverage, life insurance, 401k plan, and an employee stock purchase plan.

Relocation
----------
Reasonable home selling and relocation expenses will be covered.




Placement Commitment
--------------------

If you are still employed by Genesee & Wyoming Railroad Services, Inc. or an affiliate when your foreign assignment ends, you will be placed in a comparable position within the Genesee & Wyoming Inc. group or given two year's salary continuation, which will be at the discretion of the company.

Termination
-----------
If you terminate your employment with GWIA while on your international assignment, either at your own or at the Company's option, the Company will pay moving expenses in accordance with the standard Company policy for yourself, your family and all of your household goods and furniture back to your home base, provided you return back to that point within 30 days of termination.

Conditions and circumstances not covered in this letter will be in accordance with established Company policy. The Company reserves the right to revise or amend this letter as may be required.

If you have any questions, please contact Shayne Magdoff, Vice President - Administration & Human Resources, Genesee & Wyoming Inc., Rochester, NY at (716) 463-3491 or e-mail to the following address: smagdoff@gwrr.com.

Very truly yours,

/s/ Mortimer B. Fuller III

Mortimer B. Fuller III,
Chairman and Chief Executive Officer,
Genesee & Wyoming Inc.



Accepted by

Name /s/ Charles W. Chabot
    ___________________________

Date /s/ Nov 11, 1998
    ___________________________